KRONOS WORLDWIDE ANNOUNCES RESUMPTION OF REGULAR QUARTERLY DIVIDEND
IN THE FOURTH QUARTER OF 2010 AT $.25 PER SHARE

DALLAS, TEXAS…October 7, 2010… Kronos Worldwide, Inc. (NYSE:KRO) today announced that our board of directors voted to resume our regular quarterly dividend.  In determining to resume the dividend, the board considered the Company’s results of operations, financial condition, cash requirements for its business, the current long-term outlook for the Company’s business and other factors deemed relevant by the board.  The board declared a cash dividend of twenty five cents ($0.25) per share on the Company’s common stock, payable on December 23, 2010 to the holders of record of the common stock at the close of business on December 10, 2010.

Steven L. Watson, Vice Chairman and Chief Executive Officer, said, “Late in the second quarter of 2009, customer demand for our TiO2 products began to accelerate across all geographic regions and market segments and we increased our production rates to near full capacity.  During 2010, customer demand has remained strong and our production facilities have continued to operate at near full practical capacity.  We believe that inventories throughout the TiO2 industry remain at historically low levels despite efforts of the major TiO2 producers to operate their facilities at near full practical capacity.  As a result of the continuing strong demand for TiO2 products, we generated significantly increased profitability in each quarter starting in the third quarter of 2009 due to our higher sales and production volumes and higher average TiO2 selling prices.  We believe customer demand will continue to remain strong in all key markets during the remainder of 2010 and into 2011.  As a result, we believe we will report significantly improved operating and financial performance for the remainder of 2010 and continuing in 2011.  Our increased profitability has also resulted in significant increases in our cash flow from operations, and our revolving credit facilities have been fully repaid.  Considering the Company’s strong liquidity position and expectation of continued improvement in financial results and cash flow, the Company’s management and board of directors believe it is appropriate to reinstate the Company’s regular quarterly dividend.”

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  The factors that could cause actual future results to differ materially include, but are not limited to, the following:

•	Future supply and demand for our products;
•	The extent of the dependence of certain of our businesses on certain market sectors;
•	The cyclicality of our businesses;
•
Customer inventory levels (such as the extent to which our customers may, from time to time, accelerate purchases of TiO2 in advance of anticipated price increases or defer purchases of TiO2 in advance of anticipated price decreases);

•	Changes in raw material and other operating costs (such as energy costs);
•	General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for TiO2);
•	Competitive products and substitute products;
•	Customer and competitor strategies;
•	Potential consolidation or solvency of our competitors;
•	The impact of pricing and production decisions;
•	Competitive technology positions;
•	Possible disruption of our business or increases in the cost of doing business resulting from terrorist activities or global conflicts;
•	The introduction of trade barriers;
•	Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar);
•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime and transportation interruptions);
•	The timing and amounts of insurance recoveries;
•	Our ability to renew or refinance credit facilities;
•	Our ability to maintain sufficient liquidity;
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters;
•	Our ability to utilize income tax attributes, the benefits of which have been recognized under the more-likely-than-not recognition criteria;
•	Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities);
•	Government laws and regulations and possible changes therein;
•	The ultimate resolution of pending litigation; and
•	Possible future litigation.

 Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.  The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide products (TiO2).